Exhibit 99.1

Contacts: Joe Favorito 212/356-4003 (o) jf@ifl.tv
FOR IMMEDIATE RELEASE
INTERNATIONAL FIGHT LEAGUE NAMES JAY LARKIN PRESIDENT AND CHIEF
OPERATING OFFICER
Former Showtime Executive Joins the World’s Number One Team-based Mixed Martial
Arts League
NEW YORK, September 21, 2007 – The International Fight League (OTC.BB: IFLI), the world’s number one team-based professional mixed martial arts league, today announced that longtime television executive, event producer and boxing industry icon Jay Larkin has been named to the newly-created position of President and Chief Operating Officer. Larkin will report directly to IFL CEO Gareb Shamus and will oversee all the day-to-day operational details of the IFL.
“Jay has been very helpful advising us in our first year and we are elated that he will be joining us in a larger full-time role as we enter our second full season,” said Gareb Shamus, IFL co-founder and CEO. “Jay’s experience in the television, live event promotion, international television, entertainment industry and corporate business worlds will be a huge plus not only to the IFL, but to the sport of Mixed Martial Arts both now and into the future.”
“I am very pleased to be able to join the IFL,” Larkin said. “Mixed Martial Arts is quickly becoming a mainstream sport with virtually limitless growth potential as the fan demographic continues to expand. The IFL is perfectly positioned to take MMA to the next level and capitalize on the opportunities.”
Larkin spent over 20 years at media giant Showtime, rising to become one of the most powerful deal makers in sports and entertainment during his storied career. He began at Showtime in 1984, and helped create countless entertainment specials involving stars ranging from Dave Chappelle, Britney Spears, The Spice Girls and Jay-Z to legends like Frank Sinatra, Paul McCartney and The Rolling Stones among others for the network and pay per view.
During that time, the Brooklyn, N.Y., native also oversaw the channel’s entrance into boxing, beginning in 1986 with Marvelous Marvin Hagler’s middleweight title defense against John Mugabi, thus creating the powerhouse Showtime Championship Boxing. He negotiated the deals and was the executive producer of some of boxing’s most legendary matchups of the last quarter century, including numerous Mike Tyson, Evander Holyfield and Julio Cesar Chavez fights. Larkin also was one of the key negotiators for what was the biggest money fight in history, the 2002 heavyweight championship bout between Lennox Lewis and Tyson that happened because of a landmark deal between Showtime (Tyson’s network) and rival HBO (Lewis’ network).
Just before leaving Showtime, Larkin put together Ricky Hatton vs. Kostya Tszyu and Joe Calzaghe vs. Jeff Lacy, two career-changing events for both Hatton and Calzaghe. Just prior to joining the IFL, he completed negotiations for the upcoming blockbuster match of Calzaghe and Mikkel Kessler for HBO and Sports Network.
(more)

IFL NAMES JAY LARKIN PRESIDENT AND CHIEF OPERATING OFFICER – p.2
His multi-faceted career includes an extensive background in live theater. Larkin attended the Boston Conservatory of Music; the UCLA School of Theater, Film and Television, and received a degree in theater and directing from C.W. Post College of Long Island University. He has been nominated for a primetime Emmy Award, a Tony Award and is a recipient of the prestigious boxing industry Taub Award for excellence in broadcasting journalism from the Boxing Writers Association of America.
About the IFL
International Fight League™ (IFL) is the world’s number one professional mixed martial arts sports league. IFL has its headquarters in New York and offices in Las Vegas. For more information about IFL, please see: www.ifl.tv.
Forward-Looking Statements: This release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and IFL’s management’s expectations, hopes, beliefs, intentions or strategies regarding the future financial condition, and results of operations. There can be no assurance that future developments actually affecting IFL will be those anticipated.
Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include the risks and uncertainties such as the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; effects of competition, including locations of competitors and operating and market competition.. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
IFL undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. This press release may include the opinions of IFL and does not necessarily include the views of any other person or entity.
The names of all International Fight League, Inc. televised and live programming, teams, images, and logos are trademarks, which are the exclusive property of International Fight League, Inc. All other trademarks and tradenames mentioned in this release are the property of their respective owners, and are not affiliated with IFL in any way.
— IFL —